MIRATI THERAPEUTICS REPORTS SECOND QUARTER 2020 FINANCIAL RESULTS AND RECENT BUSINESS HIGHLIGHTS

SAN DIEGO - August 6, 2020 - Mirati Therapeutics, Inc. (NASDAQ: MRTX), a clinical-stage targeted oncology company, today reported financial results and a corporate update for the second quarter ended June 30, 2020.

“Mirati is working to design, develop and deliver novel oncology therapies for patients with significant unmet medical need. With MRTX849, our KRAS G12C selective inhibitor, we remain on track to complete enrollment of the registration-enabling monotherapy arm of the KRYSTAL Phase 1/2 clinical trial in patients with 2nd or 3rd line non-small cell lung cancer (NSCLC) in the third quarter. We look forward to presenting updated Phase 1/1b data at the 32nd EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics in October,” said Charles M. Baum, M.D., Ph.D., President and Chief Executive Officer. “Today, we are also pleased to announce that we have selected MRTX1133, a potentially first-in-class KRAS G12D selective inhibitor to advance into IND-enabling GLP toxicology studies. We will share additional detail about MRTX1133 later this year and expect to file an IND in the first half of 2021.”

RECENT CORPORATE UPDATES:

MRTX849 (KRAS G12C Selective Inhibitor)

•	Enrollment ongoing in the KRYSTAL Phase 1/2 clinical trial, including the following arms:

◦	Single-agent Phase 2 registrational arm in 2nd or 3rd line therapy in NSCLC

◦	Combination with a PD-1 (pembrolizumab) in 1st line NSCLC

◦	Single-agent and in combination with an EGFR inhibitor (cetuximab) in 2nd line colorectal cancer (CRC)

•	Enrollment ongoing, under a separate clinical trial protocol, in the Phase 1/2 combination with TNO155, Novartis' development-stage SHP2 inhibitor, in 2nd or 3rd line NSCLC and CRC

•	Initiated combination cohort of the KRYSTAL clinical trial with a pan-EGFR inhibitor (afatinib) in 2nd or 3rd line NSCLC

•	Plan to initiate the combination clinical trial with a CDK4/6 inhibitor (palbociclib) in patients with a CDK4 amplification in 2nd or 3rd line NSCLC later this year

MRTX1133 (KRAS G12D Selective Inhibitor)

•	Announced selection of a lead clinical candidate, MRTX1133

•	Completed dose-ranging toxicology studies and advancing into IND-enabling GLP toxicology studies

Sitravatinib

•	Enrollment ongoing in the Phase 3 SAPPHIRE trial in combination with nivolumab (OPDIVO®) in patients with NSCLC

Operational Updates

•	On May 18th, 2020, announced the appointment of Joseph Leveque, M.D., as Chief Medical Officer

•	Ended the second quarter 2020 with $645.7 million in cash, cash equivalents, and short-term investments

Financial Results for the Second Quarter 2020

No license and collaboration revenues were earned for the three months ended June 30, 2020 and $0.3 million in license and collaboration revenues were earned for the six months ended June 30, 2020. License and collaboration revenues for the three and six months ended June 30, 2019 were $0.6 million and $1.8 million, respectively. License and collaboration revenues earned for these periods relate to a manufacturing supply services agreement with BeiGene.

Research and development expenses for the second quarter of 2020 were $65.1 million, compared to $38.3 million for the same period in 2019. Research and development expenses for the six months ended June 30, 2020 were $136.8 million, compared to $72.6 million for the same period in 2019. The increase in research and development expenses is due to an increase in expense associated with the development of MRTX849, MRTX1133, and other preclinical and early discovery activities, as well as an increase in salaries and related expense, including an increase in share-based compensation expense. The Company recognized research and development-related share-based compensation expenses of $11.5 million during the second quarter of 2020, compared to $6.6 million for the same period in 2019, and $23.3 million during the six months ended June 30, 2020, compared to $11.8 million for the same period in 2019.

General and administrative expenses for the second quarter of 2020 were $19.8 million, compared to $9.9 million for the same period in 2019. General and administrative expenses for the six months ended June 30, 2020 were $37.8 million, compared to $19.7 million for the same period in 2019. The increase is due primarily to an increase in share-based compensation expense and, to a lesser extent, an increase in employee-related expenses and professional service expense. The Company recognized general and administrative-related share-based compensation expenses of $9.3 million during the second quarter of 2020, compared to $6.0 million for the same period in 2019, and $19.0 million during the six months ended June 30, 2020, compared to $12.0 million for the same period in 2019.

Net loss for the second quarter of 2020 was $82.9 million, or $1.89 per share basic and diluted, compared to net loss of $45.7 million, or $1.26 per share basic and diluted for the same period in 2019. Net loss for the six months ended June 30, 2020 was $169.5 million, or $3.91 per share basic and diluted, compared to net loss of $86.6 million, or $2.43 per share basic and diluted for the same period in 2019.

Cash, cash equivalents, and short-term investments were $645.7 million at June 30, 2020.

About MRTX849

MRTX849 is an investigational, orally available small molecule that is designed to potently and selectively inhibit a form of KRAS, which harbors a substitution mutation (G12C). KRAS G12C mutations are present in approximately 14% of non-small cell lung cancer (NSCLC) adenocarcinoma patients, 4% of colorectal cancer patients, and subsets of other types of cancer. Tumors characterized by KRAS G12C mutations are commonly associated with poor prognosis and resistance to therapy, and patients with these mutations have few treatment options. MRTX849 is being evaluated in a Phase 1/2 trial treating patients with molecularly identified, KRAS G12C-positive advanced solid tumors and in the first quarter of 2020, enrollment began in the registration enabling cohort in monotherapy NSCLC, colorectal cancer and pancreatic cancer.

About Sitravatinib

Sitravatinib is an investigational spectrum-selective kinase inhibitor that potently inhibits receptor tyrosine kinases (RTKs), including TAM family receptors (TYRO3, Axl, Mer), split family receptors (VEGFR2, KIT) and RET. Sitravatinib is being evaluated in combination with nivolumab (OPDIVO®), an anti-PD-1 checkpoint inhibitor, in patients whose cancers have progressed despite treatment with a checkpoint inhibitor. Sitravatinib’s potent inhibition of TAM and split family RTKs may overcome resistance to checkpoint inhibitor therapy through targeted reversal of an immunosuppressive tumor microenvironment, enhancing antigen-specific T cell response and expanding dendritic cell-dependent antigen presentation. Sitravatinib is being evaluated in multiple clinical trials to treat patients who are refractory to prior immune checkpoint inhibitor therapy, including the ongoing potentially registration-enabling Phase 3 trial of sitravatinib in combinations with a checkpoint inhibitor in non-small cell lung cancer (NSCLC). In addition, sitravatinib in combinations with checkpoint inhibitors are being evaluated in selected checkpoint inhibitor naïve patients.

About Mirati Therapeutics

Mirati Therapeutics (NASDAQ: MRTX) is a San Diego-based clinical-stage biotechnology company dedicated to advancing novel therapeutics that extend the lives of patients by directly addressing the genetic and immunological drivers of cancer. Mirati is developing sitravatinib, designed to selectively target a spectrum of tyrosine kinases implicated in both tumor growth and the suppression of immune responses to tumors. Sitravatinib has demonstrated durable responses in lung cancer patients whose cancer has progressed despite treatment with checkpoint inhibitors - an area of significant unmet medical need. Sitravatinib is being evaluated in multiple clinical trials to treat patients who are refractory to prior immune checkpoint inhibitor therapy, including a potentially registration-enabling Phase 3 trial of sitravatinib in combination with a checkpoint inhibitor in non-small cell lung cancer (NSCLC) that is currently enrolling patients.

Mirati is also developing novel inhibitors of KRAS mutations including MRTX849, a potent and selective inhibitor of KRAS G12C. This historically difficult to drug target is present in approximately 14% of NSCLC adenocarcinomas, 4% of colorectal cancer as well as smaller percentages of several other difficult-to-treat cancers. MRTX849 is being evaluated in a Phase 1/2 clinical trial as a treatment for patients with KRAS G12C-positive tumors. Our research in KRAS G12C has led to breakthroughs in targeting other KRAS mutations, including G12D, which drives tumor growth in more patients than G12C and includes pancreatic, colorectal and other types of cancer. Our lead clinical candidate for KRAS G12D, MRTX1133, is in IND-enabling studies. For more information, visit www.mirati.com.

Forward Looking Statements

This press release contains forward-looking statements regarding the business of Mirati Therapeutics, Inc. (“Mirati”). Any statement describing Mirati’s goals, expectations, financial or other projections, intentions or beliefs, development plans and the commercial potential of Mirati’s drug development pipeline, including without limitation MRTX849, sitravatinib and MRTX1133, is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to risks and uncertainties, particularly those challenges inherent in the process of discovering, developing and commercialization of new drug products that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. Mirati’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Mirati’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Mirati. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Mirati’s programs are described in additional detail in Mirati’s quarterly reports on Form 10-Q and annual reports on Form 10-K, which are on file with the U.S. Securities and Exchange Commission (the “SEC”) available at the SEC’s Internet site (www.sec.gov).These forward-looking statements are made as of the date of this press release, and Mirati assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Investor Relations and Media Contact:

Temre Johnson
Mirati Therapeutics Inc.
Director, Investor Relations & Corporate Communications
(858) 332-3562
ir@mirati.com

Mirati Therapeutics, Inc.
Consolidated Balance Sheets
(in thousands)

	June 30, 2020 (unaudited)	December 31, 2019

Assets
Current assets
Cash, cash equivalents and short-term investments	$645,710	$415,050
Other current assets	8,327	9,357
Total current assets	654,037	424,407
Property and equipment, net	3,187	1,776
Other long-term assets	6,726	6,017
Total assets	$663,950	$432,200

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$56,843	$48,082
Deferred revenue and other current liabilities	852	824
Total current liabilities	57,695	48,906
Other long-term liabilities	1,251	999
Total liabilities	58,946	49,905

Shareholders’ equity	605,004	382,295

Total liabilities and shareholders’ equity	$663,950	$432,200

Mirati Therapeutics, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(unaudited)		(unaudited)
Revenues
License and collaboration revenues	$—	$577	$267	$1,821
Total Revenue	—	577	267	1,821

Operating Expenses
Research and development	65,083	38,324	136,791	72,564
General and administrative	19,779	9,894	37,825	19,656
Total operating expenses	84,862	48,218	174,616	92,220

Loss from operations	(84,862)	(47,641)	(174,349)	(90,399)

Other income, net	2,003	1,946	4,835	3,792

Net loss	$(82,859)	$(45,695)	$(169,514)	$(86,607)

Unrealized gain on available-for-sale investments	1,577	151	1,395	309

Comprehensive loss	$(81,282)	$(45,544)	$(168,119)	$(86,298)

Basic and diluted net loss per share	$(1.89)	$(1.26)	$(3.91)	$(2.43)

Weighted average number of shares used in computing net loss per share, basic and diluted	43,826	36,174	43,356	35,580